Exhibit 10.12

RESTRICTED EQUITY UNIT GRANT AGREEMENT

THIS RESTRICTED EQUITY UNIT GRANT AGREEMENT (this “Agreement”), made as of the 24th day of July, 2008 between Surgical Care Affiliates LLC (the “Company”), ASC Acquisition LLC (“ASC”) and Andrew Hayek (the “Grantee”).

WHEREAS, the Board of Directors of the Company (the “Board”) and ASC have approved the grant of a special equity award in the form of restricted equity units to be settled in membership units of ASC (the “Membership Units”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1. Grant of Restricted Equity Units. Pursuant to, and subject to, the terms and conditions set forth herein, the Company hereby grants to the Grantee the right to receive 700,000 Membership Units (“Restricted Equity Units”). Each Restricted Equity Unit is the right to receive one Membership Unit. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the ASC Acquisition LLC Management Equity Incentive Plan, adopted November 16, 2007 (the “Plan”). The Restricted Equity Units are not granted pursuant to, and except as otherwise provided herein this Agreement are not governed by, the Plan.

2. Grant Date. The Grant Date of the Restricted Equity Units hereby granted is July 24, 2008.

3. No Beneficial Ownership. The Grantee shall not have any beneficial ownership in the Membership Units underlying the Restricted Equity Units until the Membership Units are delivered as provided in Section 6, at which time the Grantee shall have all the rights and privileges of a holder of Membership Units, subject to the Management Unit Holders’ Agreement and the limited liability company agreement governing ASC. Until then, the grant of Restricted Equity Units shall represent an unsecured promise to deliver Membership Units on a future date.

4. Vesting Date. The Restricted Equity Units shall vest as follows: 20% shall vest on each of the first five anniversaries of the Grant Date (each, a “Vesting Date”), subject to the Grantee’s continuing to be employed with the Company or any of its subsidiaries on each such Vesting Date. Any portion of the Restricted Equity Units that is unvested on the date the Grantee’s Employment with the Company terminates for any reason shall be forfeited, and the Grantee shall cease to have any rights with respect thereto.

5. Limitation on Transfer. Except as set forth in this Section 5, the Membership Units distributed upon settlement of the Restricted Equity Units shall be distributable only to the Grantee. The Restricted Equity Units shall not be assignable or transferable other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, the Grantee may request authorization from the Board, which approval shall not be unreasonably withheld, and subject to compliance with all applicable tax, securities and other laws, to assign the Restricted Equity

Units to any trust or custodianship, the beneficiaries of which may include only the Grantee, the Grantee’s spouse or the Grantee’s lineal descendants (by blood or adoption). In the event of any such assignment, such trust or custodianship shall be subject to all the restrictions, obligations, and responsibilities as apply to the Grantee under this Agreement and shall be entitled to all the rights of the Grantee under this Agreement; provided that upon such assignment in accordance with this Section 5, all references in this Agreement shall be deemed to be replaced by a reference to the transferee of the Restricted Equity Units, except references to Employment obligations or the termination thereof, which shall continue to be references to the Grantee.

6. Settlement.

6.1 Settlement Date. Vested Restricted Equity Units shall be settled on the earlier of (i) a termination of the Grantee’s Employment with the Company or any of its affiliates, provided such termination qualifies as a “separation from service” within the meaning of Section 409A of the Code and U.S. Treasury Regulations Section 1.409A-1(h), or (ii) a change in the ownership or effective control of the Company or ASC, or a change in the ownership of a substantial portion of the assets of the Company or ASC, within the meaning of Section 409A(a)(2)(A)(v) of the Code and U.S. Treasury Regulation Section 1.409A-3(i)(5). As soon as reasonably practicable following the Settlement Date, subject to Sections 6.2 and 6.3, ASC shall transfer to the Grantee, in full and complete satisfaction of all of the obligations of the Company and ASC and the rights of the Grantee in respect of such Restricted Equity Units, a number of Membership Units, registered in the Grantee’s name, equal to the number of such Restricted Equity Units that are settled on and as of the Settlement Date. In the event of a settlement as a result of the occurrence of the events described in clause (ii) of this Section 6.1, subject to applicable law, the Board or ASC may, in its sole discretion, in lieu of delivering Membership Units, elect to pay cash for the Membership Units that would otherwise have been delivered on the Settlement Date, at a price per Membership Unit equal to the Fair Market Value.

6.2 Conditions to Settlement. On or before the transfer of any Membership Units in settlement of vested Restricted Equity Units and as a condition to the Grantee’s right to receive any Membership Units, the Grantee shall be required to enter into (or shall have previously entered into) the Management Unit Holders’ Agreement and the limited liability company agreement governing ASC with respect to the Membership Units to be transferred upon such settlement.

6.3 Condition to Settlement; Satisfaction of Withholding Taxes.

(a) In General. Whenever Membership Units are to be issued to the Grantee in settlement of vested Restricted Equity Units, the Grantee shall remit to the Company or ASC an amount in cash, by wire transfer of immediately available funds or certified check, sufficient to satisfy any applicable U.S. federal, state and local and non-U.S. tax withholding requirements.

(b) Alternative Methods to Satisfy Withholding Taxes. The Grantee may pay up to the minimum statutory tax withholding amount due in respect of any settlement of vested Restricted Equity Units by requesting that ASC withhold Membership Units that would otherwise be issued to the Grantee in connection with such settlement of vested Restricted Equity Units.

(c) Notwithstanding the foregoing, the aggregate amount of such cash or the Fair Market Value of any Membership Units withheld, in either case, as of the date of settlement of the Restricted Equity Units, must be equal to the full minimum statutory tax withholding amount payable by the Grantee in connection with such settlement. No tax amount in excess of the minimum amount required to be withheld under the applicable statutory tax provisions then in effect may be satisfied by the Grantee by having Membership Units withheld. Any Membership Units withheld to satisfy the Grantee’s minimum statutory tax withholding obligations will be valued at the Fair Market Value of such Membership Units on the Settlement Date.

7. Adjustment.

7.1 Increase or Decrease in Issued Membership Units Without Consideration. Subject to any required action by the Unit Holders of ASC, in the event of any increase or decrease in the number of issued Membership Units resulting from a subdivision or consolidation of Membership Units, or any other increase or decrease in the number of such Membership Units effected without receipt of consideration by ASC, the Committee shall make such equitable adjustments as the Committee considers appropriate to prevent the enlargement or dilution of rights with respect to the number of Membership Units subject to grant under this Agreement.

7.2 Certain Mergers. Subject to any required action by the Unit Holders of ASC, in the event that ASC shall be the surviving corporation in any merger or consolidation (except a merger or consolidation as a result of which the holders of Membership Units receive securities of another corporation), the Restricted Equity Units outstanding on the date of such merger or consolidation shall pertain to and apply to the securities that a holder of the number of Membership Units subject to any such Restricted Equity Units would have received in such merger or consolidation (it being understood that if, in connection with such transaction, the Unit Holders of ASC retain their Membership Units and are not entitled to any additional or other consideration, the Restricted Equity Units shall not be affected by such transaction).

7.3 Certain Other Transactions. In the event of (i) a dissolution or liquidation of ASC, (ii) a sale of all or substantially all of ASC’s assets, (iii) a merger or consolidation involving ASC in which ASC is not the surviving corporation or (iv) a merger or consolidation involving ASC in which ASC is the surviving corporation but the holders of Membership Units receive securities of another corporation and/or other property, including cash, the Committee shall, in its sole discretion, (a) have the power to provide for the exchange of each Restricted Equity Unit outstanding immediately prior to such event (whether or not then vested) for restricted equity units on some or all of the property for which the Membership Units underlying such Restricted Equity Units are exchanged and, incident thereto, make an equitable adjustment, as determined by the Committee to be necessary or appropriate, (b) if appropriate, cancel, effective immediately prior to such event, any outstanding Restricted Equity Units (whether or not vested) and in full consideration of such cancellation pay to the Grantee an amount in cash, with respect to each underlying Membership Unit, equal to the value, as determined by the

Committee in its sole discretion of securities and/or property (including cash) received by such holders of Membership Units as a result of such event, as the Committee may consider appropriate to prevent dilution or enlargement of rights; provided, however, that such cancellation and payment shall either be exempt from or comply with the requirements of Section 409A of the Code.

7.4 Other Changes. In the event of any change in the capitalization of the Company or a corporate change other than those specifically referred to in Sections 7.1 through 7.3 hereof, the Committee shall, in its discretion, make such equitable adjustments in the number and kind of Membership Units or other securities subject to the Restricted Equity Units outstanding on the date on which such change occurs as the Committee may consider appropriate to prevent dilution or enlargement of rights.

7.5 No Other Rights. Except as expressly provided herein, the Grantee shall not have any rights by reason of (i) any subdivision or consolidation of Membership Units, (ii) the payment of any dividend, or any increase or decrease in the number of Membership Units, or (iii) any dissolution, liquidation, merger or consolidation of ASC or the Company. No issuance by ASC of any Membership Units or securities convertible into Membership Units, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Membership Units subject to the Restricted Equity Units.

8. Disclaimer of Rights. No provision in this Agreement shall be construed to confer upon any individual the right to remain in the employ or service of ASC, the Company or any Affiliate, or to interfere in any way with any contractual or other right or authority of ASC, the Company or any Affiliate either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any employment between any individual and ASC, the Company or an Affiliate.

9. Withholding of Taxes. Subject to Section 6 hereof, ASC and the Company shall have the right to deduct from payments of any kind otherwise due to the Grantee any federal, state, or local taxes of any kind required by law to be withheld with respect to any payments, distributions and property transferred under this Agreement.

10. Severability. If any provision of this Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions thereof and hereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

11. Representations. The Grantee hereby represents and warrants to each of ASC and the Company and each of their Affiliates that: (a) the Grantee is aware that this Agreement provides significant restrictions on the ability of the Grantee to sell, transfer, assign, mortgage, hypothecate, or otherwise encumber the Restricted Equity Units or the Membership Units received; (b) the Grantee has duly executed and delivered this Agreement; and (c) the Grantee’s authorization, execution, delivery, and performance of this Agreement do not conflict with any other agreement or arrangement to which the Grantee is a party or by which it is bound.

12. Integration. This Agreement, and the other documents referred to herein or delivered pursuant hereto, contain the entire understanding of the parties with respect to its subject matter and there are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth in such documents. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter.

13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

14. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without regard to the provisions thereof governing conflict of laws.

15. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, and assigns.

16. Notice. All notices or other communications which may be or are required to be given by any party to any other party pursuant to this Agreement shall be delivered in accordance with the requirements of the Management Unit Holders’ Agreement.

17. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

18. Section 409A Savings Clause. This Agreement is intended to comply with the requirements of Section 409A of the Code. No provision of this Agreement shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code, including ASC’s or the Company’s right to delay settlement of the Restricted Equity Units to the extent, and only for so long as, necessary to comply with the requirements of Section 409A of the Code.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer and the Grantee has hereunto signed this Agreement on his own behalf, thereby representing that he has carefully read and understands this Agreement as of the day and year first written above.

ASC ACQUISITION LLC

/s/ Todd Sisitsky
By:	Todd Sisitsky
Title:	VP and Authorized Representative

SURGICAL CARE AFFILIATES LLC

/s/ Richard L. Sharff, Jr.
By:	Richard L. Sharff, Jr.
Title:	Executive Vice President

ANDREW HAYEK

/s/ Andrew Hayek